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                           IAS COMMUNICATIONS, INC.

                            PERFORMANCE STOCK PLAN


     1.   PURPOSE.  The purpose of this Plan is to provide additional
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incentives to key employees, officers, directors and consultants of IAS
Communications, Inc., and any of its subsidiaries, thereby helping to attract and retain the best available personnel for positions of responsibility with those corporations and otherwise promoting the success of the business activities of such corporations.

     2.   DEFINITIONS.  As used herein, the following definitions apply:
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          (a)  "Board" means the Board of directors of the Employer.

          (b)  "Common Stock" means the Employer's Class A common stock.

          (c) "Committee" means the Board or the Committee appointed by the Board in accordance with Section 4(a).

          (d) "Continuous Status as an Employee" means the absence of any interruption or termination of service as an Employee; Continuous Status as an Employee will not be considered interrupted in the case of sick leave, military leave, or any other approved leave of absence.

          (e) "Employee" means any person employed by or serving as an employee, consultant, officer or director of the Employer or any Subsidiary of the Employer which is hereafter organized or acquired by the Employer.

          (f)  "Employer" means IAS Communications, Inc., an Oregon corporation.

          (g) "Grant" means the right to receive Shares of Common Stock pursuant to the Plan.

          (h) "Shares" means shares of Common Stock to be issued under the Plan.

          (i)  "Grantee" means an Employee who receives a Grant.

          (j)  "Plan" means this Performance Stock Plan.

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                                 Exhibit 99.1
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          (k)  "Subsidiary" means any other corporation of which not less than fifty percent (50%) of the voting shares are held by the Employer or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Employer or a Subsidiary.

          (l) "Performance Stock Agreements" means agreements between the Employer and a Grantee setting forth the terms of each Grant.

     3.   STOCK SUBJECT TO GRANTS.
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          (a)  Number of Shares Reserved.  The maximum number of shares which
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     may be issued under the Plan is one million (1,000,000) shares of Common
     Stock of the Employer. During the term of this Plan, the Employer will at all times reserve and keep available a sufficient number of shares of its Common Stock to satisfy the requirements of the Plan.

          (b)  Expired Grants.  If any outstanding Grant expires for any reason
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     without the Shares having been fully issued, the Shares allocable to the unissued portion of such Grant will again become available for other
     Grants.

     4.   ADMINISTRATION OF THE PLAN.
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          (a)  The Committee.  The Plan is administered by the Board directly,
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     acting as a Committee of the whole, or if the Board elects, by a separate
     Committee appointed by the Board for that purpose and consisting of at least three Board members, at least two of whom must be Nonemployee Directors. All references in the Plan to the "Committee" are to such separate Committee, if any is established, or if none is then in existence, then to the Board as a whole. Once appointed, any such Committee must continue to serve until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereto, remove members (with or without cause), appoint new members in substitution therefor, and fill vacancies (however caused). At all times, the Board has the power to remove all members of the Committee and thereafter to directly administer the Plan as a Committee of the whole.

          (b)  Meetings; Reports.  The Committee shall select one of its
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     members as chairman, and hold meetings at such times and places as the chairman or a majority of the Committee may determine. All actions of the Committee must be either by (i) a majority vote of the members of the full Committee at a meeting of the Committee, or (ii) by unanimous written consent of all members of the full Committee without a meeting. At least annually, the Committee must present a written report to the Board indicating the Employees to whom Grants

                                       2

                                 Exhibit 99.1
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     have been made and the number of Shares issued pursuant to the Plan since the date of the last such report, and in each case the date or dates of Grants made and the number of Shares issued.

          (c)  Powers of the Committee.  Subject to all provisions and
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     limitations of the Plan, the Committee has the authority and discretion to:

               (1) Determine the Employees to whom Grants are to be made and the number of Shares represented by each Grant;

               (2) Determine all other terms and conditions of each Grant under the Plan (including specifying the terms and conditions upon which Shares are to be issued), which need not be identical;

               (3)  Modify or amend the terms of any previous Grant;

               (4)  Interpret the Plan;

               (5) Authorize any person or persons to execute and deliver Performance Stock Agreements or to take any other actions deemed by the Committee to be necessary or appropriate to effectuate the Grant by the Committee; and

               (6) Make all other determinations and take all other actions which the Committee deems necessary or appropriate to administer the Plan in accordance with its terms and conditions.

          (d)  Final Authority; Limitation of Liability.  The Committee's
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     decisions, determinations and interpretations are final and binding on all persons, including all Grantees and any other holders or persons interested in any Grants, unless otherwise expressly determined by a vote of the majority of the entire Board. No member of the Committee or of the Board may be held liable for any action or determination made in good faith with respect to the Plan or any Grant.

     5.   ELIGIBILITY; LIMITATION OF RIGHTS.  Grants may be made only to
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Employees whom the Committee, in its discretion, determines to be key Employees.
The making of Grants under the Plan is entirely discretionary with the Committee, and the adoption of the plan does not confer upon any Employee any right to receive any Grants unless and until made by the Committee, in its sole discretion. Neither the adoption of the Plan nor the making of any Grant shall confer on any Employee or Grantee any right to continued employment, nor shall the same interfere in any way with

                                       3

                                 Exhibit 99.1
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the Employee's right or that of the Employer (or any Subsidiary) to terminate the Employee's employment at any time.

     6.   GRANT TERMS; CONDITIONS.  All Grants under the Plan must be (i) in
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approved advance by the Committee; and (ii) documented in written Performance
Stock Agreements in such form as the Committee approves from time to time. All Performance Stock Agreements must comply with, and are subject to the following terms and conditions:

          (a)  Number of Shares.  Each Performance Stock Agreement must state
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     the number of Shares subject to the Grant.  Any number of Shares may be granted to a single eligible Employee at any time and from time to time.

          (b)  Consideration; Manner of Vesting.  The Performance Stock
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     Agreement shall set forth the terms upon which the Shares shall be issued.
     Shares are to be issued when the terms of the Performance Stock Agreement relating to issuance of the Shares have been met.

          (c)  Date of Grant; Holding Period.  The date of the Grant, for all
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     purposes, is the date the Committee makes the determination to make the
     Grant, as set forth in the Performance Stock Agreement. Shares obtained pursuant to the Plan and any Grant may not be sold by any Grantee excepted pursuant to the volume limitations of Rule 144 of the Securities Act of 1933, as amended.

          (d)  Death of Grantee.  In the event of the death of a Grantee and
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     at the time of his death any Shares had not been issued, under these circumstances, the Shares will be issued to the extent earned under the terms of the Performance Stock Agreement to the Grantee's estate, or to such person or persons who have acquired the right to the Shares by bequest or by inheritance or by reason of the death of the Grantee.

          (e)  Disability of Grantee.  If a Grantee's status as an Employee is
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     terminated at any time during the Grant period by reason of a disability and if the Grantee has earned all or any part of the Shares, the Shares earned under the Grant shall be issued to the Grantee.

          (f)  Termination of Status as an Employee.  If a Grantee's status as
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     an Employee is terminated at any time after the date of a Grant for any reason other than death or disability, as provided in Sections 6(d) and 6(e), the Grant terminates on the date of termination of status as an Employee.

          (g)  Non-transferability of Grants.  No Grant made under the Plan may
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     be sold, pledged, assigned, hypothecated,

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                                 Exhibit 99.1
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     transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and Shares will be issued during the lifetime of the Grantee only to the Grantee.

          (h)  Conditions Upon Issuance of Shares.  Shares may not be issued
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     with respect to a Grant under the Plan unless the issuance and delivery of such Shares pursuant thereto complies with all applicable provisions of law, including, applicable federal, state and provincial securities laws.

          As a condition to the issuance of Shares under the Plan, the Employer may require the person receiving such Shares to represent and warrant at the time of issuance that the Shares are being purchased only for investment and without any present intention to sell or distribute such Common Stock if, in the opinion of counsel for the Employer, such a representation is required by any relevant provisions of law.

          (i)  Merger, Sale of Assets, Etc.  In the event of the merger or
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     reorganization of the Employer with or into any other corporation, or in the event of a proposed sale of substantially all of the assets of the Employer, or in the event of a proposed dissolution or liquidation of the Employer (collectively, "sale transaction") all outstanding Shares that have not yet been earned pursuant to Grants shall lapse and shall not be issued.

          (j)  Tax Compliance.  The Employer, in its sole discretion, may take
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     any actions that it reasonably believes to be required in order to comply with any local, state, or federal tax laws relating to the reporting or withholding of taxes attributable to the Grant or issuance of any Shares or the disposition of any Shares issued pursuant to the Plan, including, but not limited to: (i) withholding from any Grantee receiving Shares a number of Shares having a fair market value equal to the amount required to be withheld by Employer under applicable tax laws, and (ii) withholding from any form of compensation or other amount due a Grantee any amount required to be withheld by Employer under applicable tax laws. Withholding or reporting is considered required for purposes of this Section 6(j) if any tax deduction or other favorable tax treatment available to Employer is conditioned upon such reporting or withholding.

          (k)  Other Provisions.   Performance Stock Agreements executed under
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     the Plan may contain such other provisions as the Committee deems advisable, provided that they are not inconsistent with any of the other terms and conditions of the Plan or applicable laws.

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                                 Exhibit 99.1
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     7.   TERM OF THE PLAN.  The Plan is effective on the date of adoption of
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the Plan by the Board.  Unless sooner terminated as provided in Section 8, the
Plan will terminate on the tenth (10th) anniversary of its effective date. Grants may be made at any time after the effective date and prior to the date of termination of the Plan.

     8.   AMENDMENT; EARLY TERMINATION.  The Board may terminate or amend the
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Plan at any time and in such respects as it deems advisable, although no amendment or termination would affect any previously made Grants, which would remain in full force and effect notwithstanding any amendment or termination of the Plan. Shareholder approval of any amendments to the Plan must be obtained whenever required by applicable law(s).

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                            CERTIFICATE OF ADOPTION
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     I certify that the foregoing plan was adopted by the Board on March 5,
1997.


                                  ___________________________________
                                  Jennifer Lorette
                                  Secretary
                                  IAS Communications, Inc.

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                                 Exhibit 99.1